UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

Aon Corporation

(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-7933 (Commission File Number)	36-3051915 (I.R.S. Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Registrant’s telephone number, including area code:  (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 1, 2011, Aon Corporation (“Aon”) issued a press release (the “Press Release”) announcing the pricing by its indirect, wholly-owned subsidiary, Aon Finance N.S. 1, ULC (the “Issuer”), of Cdn$375 million of the Issuer’s Senior Unsecured Debentures due March 8, 2018 (the “Debentures”).  The Debentures will bear interest at a fixed annual interest rate of 4.76% payable in semi-annual installments. Aon will unconditionally and irrevocably guarantee the payment of the principal and interest on the Debentures. The Issuer intends to use the net proceeds from the sale of the Debentures for the repayment of its Cdn$375 million 5.05% debt securities due April 12, 2011.  A copy of the Press Release is attached hereto as Exhibit 99.1.

The Debentures have been offered for sale on a private placement best efforts basis only to accredited investors resident in Canada in reliance upon exemptions from the prospectus requirement under applicable Canadian securities legislation.  The closing of the sale of the Debentures is subject to customary conditions.  The Debentures have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act.  Neither this Form 8-K nor the Press Release constitutes an offer to sell or the solicitation of an offer to buy any of the Debentures, nor shall there be any sale of the Debentures, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Debentures have not been approved or disapproved by any securities regulatory authority in the United States or Canada.

Item 9.01.  Financial Statements and Exhibits.

(a) — (c) Not applicable

(d)   Exhibits

Exhibit No.	Description
99.1	Press Release of Aon Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 1, 2011	Aon Corporation

	By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Vice President and Chief Counsel — Corporate

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Aon Corporation